Exhibit 5.1
[Letterhead of Sean Major]
October 6, 2011
Joy Global Inc.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
     I am Executive Vice President, General Counsel and Secretary of Joy Global Inc., a Delaware Corporation (the “Company”), and have acted as counsel to the Company in connection with the filing by the Company of the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof.
     The Registration Statement relates to the registration by the Company under the Securities Act of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of the following:
(i)	debt securities, which may be either senior or subordinated and may be issued in one or more series, consisting of debentures, notes, bonds or other evidences of indebtedness (the “Debt Securities”) and which may be fully and unconditionally guaranteed (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (the “Subsidiary Guarantors”);

(ii)	shares of the Company’s common stock, par value $1 per share (the “Common Stock”), including the associated preferred stock purchase rights (the “Rights”) to be issued under the Rights Agreement, dated as of July 16, 2002 (the “Rights Agreement”), between the Company and American Stock Transfer and Trust Company, as rights agent (the “Rights Agent”).

(iii)	shares of the Company’s preferred stock, par value $1 per share (the “Preferred Stock”);

(iv)	warrants to purchase Debt Securities, Common Stock or Preferred Stock;

(v)	stock purchase contracts obligating the holder to purchase from or sell to the Company, and obligating the Company to sell to or purchase from holders, a specific number of shares of Common Stock at a future date or dates (“Stock Purchase Contracts”); and

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(vi)	stock purchase units representing ownership of a Stock Purchase Contract and debt securities or debt obligations of third parties securing the holders’ obligations to purchase Common Stock under the Stock Purchase Contract (“Stock Purchase Units”).
The Debt Securities, including any associated Guarantees, Common Stock, including the associated preferred stock purchase rights, Preferred Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units are collectively referred to herein as the “Securities.”
     I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals. In connection with the opinions expressed below, I have assumed that (i) the Company and each Guarantor is, and shall remain, duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of organization; and (ii) the Rights Agent has duly authorized, executed and delivered the Rights Agreement and that members of the Board of Directors of the Company acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.
     I have further assumed that the Rights Agent has duly authorized, executed and delivered the Rights Agreement and that members of the Board of Directors of the Company acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.
     As to any facts material to my opinion, I have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources I believe to be responsible.
     Based upon the foregoing and assuming that (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act, such effectiveness has not been terminated or rescinded, and comply with all applicable laws at the time the Securities are offered and sold as contemplated by the Registration Statement; (ii) a prospectus supplement and any pricing supplement will have been prepared, delivered and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws; and (iii) all Securities will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement and any pricing supplement, I am of the opinion that:
1.	With respect to the Debt Securities, assuming (a) the Company and, if applicable, Guarantors have taken all necessary corporate action to authorize and approve the form, terms, execution and delivery of the Debt Securities and Guarantees and the terms of the offer and sale thereof, (b) the indenture relating to such Debt Securities and, if applicable, the related Guarantees, has been duly qualified under the Trust Indenture Act of 1939, as amended, (c) the Debt Securities and, if applicable, the Guarantees, have been duly executed and authenticated in

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accordance with the provisions of the applicable indenture and have been duly issued and delivered against payment of the consideration therefor in accordance with such corporate action and as contemplated in the Registration Statement and the prospectus supplement and the pricing supplement setting forth the terms of the Debt Securities and the plan of distribution, (d) any legally required consents, approvals, authorizations and other orders of the Commission and other regulatory authorities have been obtained, (e) any shares of Common Stock issuable upon the conversion of such Debt Securities, if applicable, have been duly and validly authorized for issuance, and (f) the Debt Securities and, if applicable, the Guarantees as issued and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any agreement or instrument to which the Company or Guarantor is a party or by which it is bound or any court or other governmental or regulatory body having jurisdiction over the Company or Guarantor or otherwise, then, upon the happening of such events, such Debt Securities and, if applicable, Guarantees will constitute valid and binding obligations of the Company and Guarantors, respectively, enforceable against the Company and Guarantors in accordance with their terms.

2.	With respect to the Common Stock, assuming (a) the Company has taken all necessary corporate action to authorize and approve the issuance of any Common Stock and to fix or to otherwise determine the consideration to be received for the shares of Common Stock, and the terms of the offer and sale thereof, (b) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities have been obtained, (c) the Common Stock as issued and delivered complies with all requirements and restrictions, if any, applicable to the Company, whether imposed by any agreement or instrument to which the Company is a party or by which it is bound or any court or other governmental or regulatory body having jurisdiction over the Company or otherwise and (d) the Common Stock is duly issued and delivered against payment of the consideration therefor in accordance with such corporate action and applicable law and as contemplated in the Registration Statement and the prospectus supplement and any pricing supplement setting forth the terms of the Common Stock and the plan of distribution, the Common Stock and associated Rights will be validly issued and the Common Stock will be fully paid and non-assessable.

3.	With respect to the Preferred Stock, assuming (a) the Company has taken all necessary corporate action to establish the rights, preferences and privileges of, and limitations on, any series of Preferred Stock and to authorize and approve the issuance and sale of the Preferred Stock of such series and fix or otherwise determine the consideration to be received for the shares of Preferred Stock, and the terms of the offer and sale thereof, (b) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities have been obtained, (c) an appropriate certificate of designations with respect to such series of Preferred Stock has been duly filed in accordance with applicable law, (d) the Preferred Stock as issued and delivered

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complies with all requirements and restrictions, if any, applicable to the Company, whether imposed by any agreement or instrument to which the Company is a party or by which it is bound or any court or other governmental or regulatory body having jurisdiction over the Company or otherwise and (e) the Preferred Stock with terms so fixed is duly issued and delivered against payment of the consideration therefor in accordance with such corporate action and applicable law and as contemplated in the Registration Statement and the prospectus supplement and any pricing supplement setting forth the terms of the Preferred Stock and the plan of distribution, the Preferred Stock will be validly issued, fully paid and non-assessable.

4.	The Warrants to be issued pursuant to the Registration Statement will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, assuming: (a) the Company has taken all necessary corporate action to authorize and approve the form, terms and issuance of the Warrants, the terms of the offering thereof and related matters, and (b) the Warrants have been duly executed and delivered to the warrant agent against payment of the consideration therefor in accordance with such corporate action and applicable law and as contemplated in the Registration Statement and the prospectus supplement and any pricing supplement setting forth the terms of the Warrants and the plan of distribution.

5.	The Stock Purchase Contracts to be issued pursuant to the Registration Statement will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable definitive purchase or similar agreement pursuant to which they are issued, assuming: (a) the Company has taken all necessary corporate action to authorize and approve the form, terms and issuance of the Stock Purchase Contracts, the terms of the offering thereof and related matters, and (b) the definitive purchase or similar agreements pursuant to which the Stock Purchase Contracts are issued have been duly executed and delivered against payment of the consideration therefor in accordance with such corporate action and applicable law and as contemplated in the Registration Statement and the prospectus supplement and any pricing supplement setting forth the terms of the Stock Purchase Contracts and the plan of distribution.

6.	The Stock Purchase Units to be issued pursuant to the Registration Statement will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable definitive purchase or similar agreement pursuant to which they are issued, assuming: (a) the Company has taken all necessary corporate action to authorize and approve the form, terms and issuance of the Stock Purchase Units, the terms of the offering thereof and related matters, and (b) the definitive purchase or similar agreements pursuant to which the Stock Purchase Units are issued have been duly executed and delivered against payment of the consideration therefor in accordance with such corporate action and

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applicable law and as contemplated in the Registration Statement and the prospectus supplement and any pricing supplement setting forth the terms of the Stock Purchase Units and the plan of distribution.
     My opinion that any document or any of the Securities is a legal, valid and binding obligation of the Company is qualified as to:
•	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

•	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

•	general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     My opinion in paragraph 2 above with respect to the valid issuance of the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. Further, such opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, it being understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.
     I express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and applicable federal laws of the United States of America, as in effect on the date hereof.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” therein and in the related prospectus, and in any supplement thereto or amendments thereof. My consent to such reference does not constitute a consent under Section 7 of the Securities Act, and in consenting to such reference, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

October 6, 2011

Very truly yours,
/s/ Sean D. Major
Sean D. Major
Executive Vice President, General Counsel and Secretary

October 6, 2011

Schedule A

Subsidiary Guarantor	State of Incorporation
Joy Technologies Inc.	Delaware
P&H Mining Equipment Inc.	Delaware
N.E.S. Investment Co.	Delaware
Continental Crushing & Conveying Inc.	Delaware
LeTourneau Technologies, Inc.	Texas